Exhibit 77Q1(e)

Addendum to Management Agreement
between Lord Abbett Research Fund, Inc. and
Lord, Abbett & Co. LLC
Dated April 1, 2013

Effective April 1, 2013, Lord, Abbett & Co. LLC and Lord Abbett Research Fund, Inc. on behalf of its series, Lord Abbett Growth Opportunities Fund (the “Fund”), do hereby agree that the annual management fee rate for the Fund with respect to paragraph 2 of the management agreement dated June 10, 1992 (“Management Agreement”), shall be as follows:

.75% of the first $1 billion of average daily net assets;
.65% of the next $1 billion of average daily net assets;
.60% of the next $1 billion of average daily net assets; and
.58% of average daily net assets over $3 billion.

For purposes of Section 15 (a) of the Investment Company Act of 1940, this Addendum and the Management Agreement shall together constitute the investment advisory contract of the Fund.

Lord Abbett Research Fund, Inc.

By: /s/ Thomas R. Phillips
                               Thomas R. Phillips
                               Vice President and Assistant Secretary

Lord, Abbett & Co. LLC

By: /s/ Lawrence H. Kaplan
Lawrence H. Kaplan
Member and General Counsel

Dated: April 1, 2013